AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ALL AMERICAN GROUP HOLDINGS, LLC

ALL AMERICAN ACQUISITION CORPORATION

ALL AMERICAN GROUP, INC.

AND

RICHARD M. LAVERS, AS SHAREHOLDERS REPRESENTATIVE

Dated as of November 8, 2010

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		Page

Section 8.13	Interpretation	34
Section 8.14	Specific Enforcement	34
Section 8.15	Waiver of Jury Trial	34

Exhibit A	Liquidating Trust Agreement
Exhibit 6.2	Parent and Acquisition Closing Certificate
Exhibit 6.3	Corporation Closing Certificate

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of November 8, 2010 (this “Agreement”), by and among ALL AMERICAN GROUP HOLDINGS, LLC, a Delaware limited liability company (the “Parent”), ALL AMERICAN ACQUISITION CORPORATION, an Indiana corporation and a wholly-owned subsidiary of the Parent (“Acquisition”), ALL AMERICAN GROUP, INC. (f/k/a Coachmen Industries, Inc.), an Indiana corporation (the “Corporation”), and Richard M. Lavers as Shareholders Representative.

W I T N E S S E T H:

WHEREAS, the Corporation is a publicly traded company whose shares of Common Stock are currently traded on the OTC Bulletin Board under the symbol “COHM”;

WHEREAS, subject to the terms and conditions of this Agreement, the parties hereto desire to merge Acquisition with and into the Corporation, with the Corporation surviving as the Surviving Corporation (the “Merger”);

WHEREAS, the Parent and Acquisition have negotiated the terms of this Agreement with a special committee of the board of directors of the Corporation comprised solely of directors who are not Designated Directors (as defined in the bylaws of the Corporation) or otherwise Affiliates of the Parent or Acquisition (the “Special Committee”);

WHEREAS, the Special Committee, at a meeting thereof duly called and held, has (i) determined that the Merger and the other transactions contemplated herein are fair to, and in the best interests of, the Corporation and the shareholders of the Corporation, and has declared that the Merger is advisable, (ii) approved the Merger and this Agreement and (iii) recommended that the board of directors of the Corporation approve and adopt the Merger and this Agreement and call the Special Meeting;

WHEREAS, the board of directors of the Corporation, based in part on the recommendation of the Special Committee, at a meeting thereof duly called and held, has (i) determined that the Merger and the other transactions contemplated herein are fair to, and in the best interests of, the Corporation and the shareholders of the Corporation, and declared that the Merger is advisable and (ii) approved the Merger and this Agreement;

WHEREAS, the respective boards of directors of the Parent and Acquisition have approved this Agreement, the Merger and the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties intending to be legally bound, hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1  Definitions.  When used in this Agreement, the following terms shall have the respective meanings specified therefor below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Acquisition” has the meaning set forth in the preamble hereto.

“Affiliate” means, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds ten (10%) percent or more of any class of Capital Stock of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds ten (10%) percent or more of any class of Capital Stock or in which such Person beneficially owns or holds ten (10%) percent or more of the equity interests and (c) any director or executive officer of such Person. For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Capital Stock, by agreement or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Articles of Merger” has the meaning set forth in Section 2.1(a).

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all liabilities and obligations in respect of Capital Leases paid or payable during such period.

“Capital Leases” means, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

“Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or Options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

“Certificates” has the meaning set forth in Section 2.4(a).

“Claim” means any action, suit, claim, lawsuit, demand, inquiry, hearing, investigation, notice of a violation or noncompliance, litigation, proceeding, arbitration, appeal or other dispute, whether civil, criminal, administrative or otherwise.

“Closing” has the meaning set forth in Section 2.11.

“Closing Date” has the meaning set forth in Section 2.11.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings issued thereunder.

“Commission” means the Securities and Exchange Commission.

“Commission Filings” has the meaning set forth in Section 3.17.

“Common Stock” shall mean the issued and outstanding common stock of the Corporation, no par value per share.

“Corporation” has the meaning set forth in the preamble hereto.

“Corporation Disclosure Letter” has the meaning set forth in the preamble to Section 3.

“Dissenting Shareholders” has the meaning set forth in Section 2.3.

“Dissenting Shares” has the meaning set forth in Section 2.3.

“Effective Time” has the meaning set forth in Section 2.1(a).

“Environmental Laws” means all foreign, federal, state and local Laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between the Corporation and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term “Environmental Laws” includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all rules, regulations and interpretations thereunder or related thereto.

“ERISA Affiliate” means any person (as defined in Section 3(9) of ERISA) which together with the Corporation or any of its Subsidiaries would be deemed to be a “single employer,” or otherwise required to be aggregated with the Corporation or any of its Subsidiaries, under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

“ERISA Event” means any one or more of the following: (a) any “reportable event”, as defined in Section 4043(c) of ERISA, with respect to a Plan, other than events as to which the requirement of notice under Section 4043(a) of ERISA has been waived in regulations by the PBGC, (b) the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 412 or 430 of the Code or Section 302, 303, or 4068 of ERISA, or the arising of such a lien or encumbrance; there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title I of ERISA), whether or not waived; or the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Plan or Multiemployer Plan, or that such filing may be made, or a determination that any Plan is, or is expected to be, in at-risk status under Title IV of ERISA, (c) a complete or partial withdrawal by the Corporation or any of its Subsidiaries, or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal, the reorganization or insolvency under Title IV of ERISA of any Multiemployer Plan, or the receipt by the Corporation or any of its Subsidiaries, or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Corporation or any of its Subsidiaries, or any ERISA Affiliate of any notice, that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA, (d) the filing of a notice of intent to terminate any Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan, the termination of any Plan under Section 4041(c) of ERISA, or the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, (e) the commencement of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institute of proceedings, by the PBGC under Section 4042 of ERISA to terminate, or appoint a trustee to administer, any Plan, (f) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA, (g) the imposition of any liability under Title IV of ERISA, other than the PBGC’s premiums due but not delinquent under Section 4007 of ERISA, upon the Corporation or any of its Subsidiaries, or any ERISA Affiliate in excess of $100,000 and (h) any other event or condition with respect to a Plan that could reasonably be expected to result in liability of the Corporation or any of its Subsidiaries, or any ERISA Affiliate in excess of $100,000.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Shares” means shares of Common Stock which are held (a) by any wholly-owned Subsidiary of the Corporation or in the treasury of the Corporation, or (b) directly or indirectly by the Parent or any Affiliate of the Parent.

“Excess Sale Proceeds” means the amount by which the Net Sale Proceeds received from the Sale of the Specialty Vehicle Business exceed Five Million Dollars ($5,000,000).

“Existing Lenders” shall mean the lenders to the Corporation and its Subsidiaries listed on Schedule 3.3(c) of the Corporation Disclosure Letter and their respective predecessors, successors and assigns.

“Financial Advisor” has the meaning set forth in Section 3.16.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied.

“Government Contract” means any bid, quotation, proposal, contract, work authorization, lease, commitment or sale or purchase order of the Corporation that is with the United States government or any other Government Authority.

“Governmental Authority” means any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Materials” means any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

“IBCL” means the Indiana Business Corporation Law.

“Incentive Plans” means (a) the Corporation’s Supplemental Deferred Compensation Plan, as amended and restated on January 1, 2003, (b) the Corporation’s Executive Annual Performance Incentive Plan, as amended on May 3, 2001, (c) the Corporation’s Long Term Incentive Performance Based Restricted Stock Plan, (d) the Corporation’s 2000 Omnibus Stock Incentive Program and (e) all other agreements or plans providing for the grant of any Option or other right to purchase Common Stock to any current or former employee of the Corporation or any of its Subsidiaries or any other Person, in each case as amended from time to time.

“Indebtedness” means, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments, (b) representing the balance deferred and unpaid of the purchase price of any property or services (other than an account payable to a trade creditor (whether or not an Affiliate) incurred in the ordinary course of business of such Person and payable in accordance with customary trade practices so long as such accounts payable are paid within 60 days of their due date and are not being contested), (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases, (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition, (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person, (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account, (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition that is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time, (h) all obligations, liabilities and indebtedness of such Person (marked to market) arising under swap agreements, cap agreements and collar agreements and other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency or commodity values, (i) all obligations owed by such Person under License Agreements with respect to non-refundable, advance or minimum guarantee royalty payments, (j) indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent that the terms of such indebtedness expressly provide that such Person is not liable therefor or such Person has no liability therefor as a matter of law, (k) the principal and interest portions of all rental obligations of such Person under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be borrowed money for Tax purposes but is classified as an operating lease in accordance with GAAP and (l) accounts payable of such Person that have not been paid within sixty (60) days of their due date and are not being contested in good faith.

“Indemnified Parties” has the meaning set forth in Section 5.7(b).

“Initial Merger Consideration” has the meaning set forth in Section 2.2(a).

“Intellectual Property” means any U.S. and non-U.S. (a) patents and patent applications, (b) registered and unregistered trademarks, service marks and other indicia of origin, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks, (c) registered and unregistered copyrights and mask works, and applications for registration thereof, (d) internet domain names, applications and reservations therefor, uniform resource locators and the corresponding Internet sites, (e) trade secrets, proprietary information and other intangible property rights not otherwise listed in (a) through (d) above, including, but not limited to, unpatented inventions, invention disclosures, moral and economic rights of authors and inventors (however denominated), confidential information, technical data, customer lists, corporate and business names, trade names, trade dress, brand names, know-how, formulae, methods (whether or not patentable), designs, processes, procedures, technology, source codes, object codes, computer software programs, databases, data collections and other proprietary information or material of any type, and all derivatives, improvements and refinements thereof, howsoever recorded, or unrecorded and (f) any good will associated with any of the foregoing.

“Law” means any law, rule, code, statute, regulation, ordinance, requirement, announcement, policy, guideline, rule of common law, order, judgment, decree or other binding action of or by a Governmental Authority and any judicial interpretation thereof.

“License Agreements” has the meaning set forth in Section 3.10.

“Liquidating Trust” means the All American Group Liquidating Trust that is subject to that certain Trust Agreement in the form of Exhibit A hereto.

“Liquidating Trust Agreement” shall mean the agreement governing the terms and conditions of the Liquidating Trust Agreement substantially in the form attached hereto as Exhibit A.

“Loan Agreement” means the Loan Agreement, dated October 27, 2009, by and among H.I.G. All American, LLC, the Corporation and the direct and indirect Subsidiaries of the Corporation party thereto, as amended on April 5, 2010, as it may be further amended, restated, supplemented or otherwise modified from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition, business, performance, operations or prospects of the Corporation and its Subsidiaries taken as a whole or (b) the legality, validity or enforceability of this Agreement or any of the other agreements contemplated hereunder or any of the transactions contemplated hereunder or thereunder (including without limitation the Merger).

“Material Contract” means (a) any contract or other agreement (other than this Agreement and purchase orders entered into in the ordinary course of business), written or oral, of the Corporation or any of its Subsidiaries involving monetary liability of or to any Person in an amount in excess of $500,000 in any fiscal year, (b) any other contract or other agreement (other than this Agreement), whether written or oral, to which one or more of the Corporation or any of its Subsidiaries is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect and (c) any contract filed as a material contract in an exhibit to any Commission Filings.

“Merger” has the meaning set forth in the recitals hereto.

“Merger Consideration” has the meaning set forth in Section 2.2(a).

“Multiemployer Plan” means any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA (a) (i) which is contributed to by (or to which there is an obligation to contribute of) the Corporation or any of its Subsidiaries, or any ERISA Affiliate, and (ii) each such plan for the five-year period immediately following the latest date on which the Corporation or any of its Subsidiaries, or any ERISA Affiliate contributed to or had an obligation to contribute to such plan, or (b) with respect to which the Corporation or any of its Subsidiaries, or any ERISA Affiliate may incur any liability.

“Net Sale Proceeds” means the proceeds received by the Surviving Corporation or its Subsidiaries in cash from the Sale of the Specialty Vehicle Business, minus (a) taxes and other amounts paid or payable by the Surviving Corporation to government agencies as a result of such sale and for any income of the Specialty Vehicle Business that accrues prior to the sale, but only income taxes that cannot be immediately offset against net operating losses of the Surviving Corporation, (b) the costs and expenses of such sale (including legal fees and sales and brokers’ commissions) and (c) the Indebtedness of the Specialty Vehicle Business. For purposes of this definition, (i) if any portion of the sales proceeds are paid on a date after the closing of the sale of the Specialty Vehicle Business, Net Sale Proceeds shall include such amounts as and when received by the Surviving Corporation, and (ii) Indebtedness of the Specialty Vehicle Business means all (A) subject to the following sentence, Indebtedness now outstanding or made hereafter, and (B) equity invested after the date hereof, in each case, to or for the benefit of the Specialty Vehicle Business whether such Indebtedness or equity investment is made by the Surviving Corporation, the Parent or any other Person. Indebtedness of the Specialty Vehicle Business shall not include (1) the Tranche B Note, (2) Indebtedness owed to Lake City National Bank in the approximate amount of $2.2 million and secured by that certain real property in Midddlebury, Indiana, and (3) Indebtedness assumed by the purchaser of the Specialty Vehicle Business and for which there is no lien or encumbrance remaining on the Surviving Corporation’s or its Subsidiaries’ assets. In determining “Net Sale Proceeds”, accounts receivable owed to the Specialty Vehicle Business from ARBOC Mobility, LLC may be transferred to the Surviving Corporation to set off against Indebtedness owed by the Specialty Vehicle Business to the Surviving Corporation in the net amount of the receivables transferred.

“Option” means any options, subscriptions, warrants, rights, profit participation or other arrangements, or convertible or exchangeable securities (but excluding the Tranche B Note) by which any Person has the right to purchase Capital Stock, or any security convertible or exchangeable into Capital Stock (but excluding the Tranche B Notes) of another Person or by which a Person is bound to issue Capital Stock.

“Option Cash Payment” has the meaning set forth in Section 2.7.

“Outside Sale Date” means the nine (9) month anniversary after the Effective Time.

“Parent” has the meaning set forth in the preamble hereto.

“Paying Agent” has the meaning set forth in Section 2.4(a).

“Payment Fund” has the meaning set forth in Section 2.5.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permits” has the meaning set forth in Section 3.7(b).

“Permitted Encumbrances” means, with respect to the Corporation or any of its Subsidiaries, (a) the security interests and liens granted pursuant to the Loan Agreement and the other Transaction Documents (as defined in the Loan Agreement), (b) liens securing the payment of Taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to the Corporation or such Subsidiary, as the case may be and with respect to which adequate reserves have been set aside on its books in accordance with GAAP, (c) non-consensual statutory liens (other than liens securing the payment of Taxes) arising in the ordinary course of the Corporation’s or such Subsidiary’s business to the extent (i) such liens secure Indebtedness which is not overdue or (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to the Corporation or such Subsidiary, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books, (d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of the Corporation or such Subsidiary as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto, (e) purchase money security interests in equipment (including Capital Leases) and purchase money mortgages on Real Property to secure purchase money Indebtedness (including Capital Leases) arising after the date hereof and prior to the Closing Date to the extent secured by purchase money security interests in equipment (including Capital Leases) and purchase money mortgages on Real Property that do not exceed $100,000 in the aggregate at any time outstanding provided that such security interests and mortgages do not apply to any property of the Corporation or any Subsidiary other than the equipment or Real Property so acquired, and the Indebtedness secured thereby does not exceed the cost of the equipment or Real Property so acquired, as the case may be, and (f) the security interests and liens of the Existing Lenders on that certain real property located at 10758 Greenfield Parkway, Middlebury, Indiana 46540.

“Permitted Investments” has the meaning set forth in Section 2.5.

“Person” means and includes an individual, a partnership, a limited liability partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization, a group and a Governmental Authority.

“Plan” means (a)(i) an “employee benefit plan” (as defined in Section 3(3) of ERISA), other than a Multiemployer Plan, maintained or contributed to by the Corporation or any of its Subsidiaries, or any ERISA Affiliate, or to which the Corporation or any of its Subsidiaries or any ERISA Affiliate has an obligation to contribute and (ii) each such plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA for the five-year period immediately following the latest date on which the Corporation, any of its Subsidiaries or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to), or otherwise has liability with respect to such plan and (b) each stock option, stock appreciation right, restricted stock, stock purchase, stock unit, performance share, incentive, bonus, profit-sharing, savings, deferred compensation, health, medical, dental, life insurance, disability, accident, employment, severance or salary or benefits continuation or fringe benefit plan, program, arrangement, agreement or commitment maintained by the Corporation or any of its Subsidiaries or any ERISA Affiliate or to which the Corporation or any of its Subsidiaries or any ERISA Affiliate contributes (or has any obligation to contribute), has any liability, or is a party.

“Proxy Statement” has the meaning set forth in Section 5.4(a).

“Real Property” means all now owned and hereafter acquired real property of the Corporation or any of its Subsidiaries, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

“Registration Statement” has the meaning set forth in Section 5.4(a).

“Returns” has the meaning set forth in Section 3.5.

“Rights Agreement” has the meaning set forth in Section 3.19(b).

“Sale Committee” has the meaning set forth in Section 5.13(a).

“Sale of the Specialty Vehicle Business” means the sale of the Specialty Vehicle Business to any Person other than the Parent or an Affiliate of the Parent, whether by sale of assets, disposition of securities, merger, consolidation, or otherwise.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholders Representative” shall initially mean Mr. Richard M. Lavers and his successors and assigns.

“Special Committee” has the meaning set forth in the recitals hereto.

“Special Meeting” means a special meeting of the shareholders of the Corporation held for the purpose of considering and taking action on this Agreement and the Merger.

“Specialty Vehicles Business” means the Corporation’s and its Subsidiaries’ business division relating to the manufacture and sale of buses and other vehicles, including, without limitation, the business conducted by All American Specialty Vehicles, LLC.

“Subsequent Filings” has the meaning set forth in Section 5.9.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person; provided, that, for purposes of this Agreement, neither the Corporation nor any of its Subsidiaries shall be deemed a Subsidiary of the Parent or Acquisition.

“Surviving Corporation” has the meaning set forth in Section 2.1(b).

“Tax or Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges including all United States federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest, and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group, or of a contractual obligation to indemnify any Person or other entity.

“Tranche B Notes” means the Second Amended and Restated Secured Subordinated Convertible Tranche B Notes issued by the Corporation and certain of its direct and indirect Subsidiaries to H.I.G. All American, LLC, together with any and all payment-in-kind Secured Subordinated Convertible Tranche B Notes issued in satisfaction of any interest or other obligations due H.I.G. All American, LLC, and all replacements, renewals or other notes of like tenor hereafter issued by the Corporation and such Subsidiaries in substitution or exchange for any thereof.

“Unfunded Pension Liability” of any Plan that is an employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) shall mean the amount, if any, by which the value of the accumulated plan benefits under such Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“Unit” means a beneficial interest in the Liquidating Trust equal to a fraction, the numerator of which is one and the denominator of which is the number of shares of Common Stock (other than Dissenting Shares) and Vested Options outstanding immediately prior to the Effective Time. Each Unit will be nontransferable by the holder thereof except pursuant to the laws of descent and distribution.

“Vested Options” means all in-the-money Options of the Corporation that by their terms are exercisable or become exercisable at the Effective Time; provided, that, any Option of the Corporation that is exercisable or becomes exercisable at the Effective Time with respect to less than the total number of shares subject to such Option shall be deemed to be a “Vested Option” only with respect to such exercisable portion of such Option.

ARTICLE II

THE MERGER

Section 2.1  The Merger.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing, articles of merger (the “Articles of Merger”) shall be duly prepared, executed and acknowledged by Acquisition and the Corporation in accordance with the IBCL and shall be filed with the Secretary of State of Indiana in accordance with the provisions of the IBCL. The Merger shall become effective upon the filing of the Articles of Merger (or at such later time reflected in such Articles of Merger as shall be agreed to by the Parent and the Corporation). The date and time when the Merger shall become effective is hereinafter referred to as the “Effective Time.”

(b) On the terms and subject to the conditions set forth in this Agreement and in accordance with the IBCL, at the Effective Time, Acquisition shall be merged with and into the Corporation, and the separate corporate existence of Acquisition shall cease, and the Corporation shall continue as the surviving corporation under the laws of the State of Indiana (the “Surviving Corporation”).

(c) From and after the Effective Time, the Merger shall have the effects set forth in Section 23-1-40-6 of the IBCL.

Section 2.2  Conversion of Stock.  At the Effective Time:

(a) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall forthwith cease to exist and be converted into and represent the right to receive (i) an amount in cash, without interest, equal to $0.20 per share (the “Initial Merger Consideration”), and (ii) one Unit of the Liquidating Trust (together with the Initial Merger Consideration, the “Merger Consideration”), payable as provided in Sections 2.4 and 2.5 and, with respect to the Unit of the Liquidating Trust, Section 5.13 and the Liquidating Trust Agreement.

(b) Each share of Common Stock issued and outstanding immediately prior to the Effective Time that is (i) an Excluded Share shall forthwith cease to exist and be converted into and represent the right to receive one Unit of the Liquidating Trust in exchange therefor and (ii) a Dissenting Share shall cease to be outstanding and shall entitle the holder thereof only to the rights set forth in Section 2.3.

(c) Each share of common stock, no par value per share, of Acquisition, then issued and outstanding, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one fully paid and non-assessable share of common stock, no par value per share, of the Surviving Corporation.

Section 2.3  Dissenting Shares.  Notwithstanding anything contained in Section 2.2 to the contrary and notwithstanding any conversion of Tranche B Notes, shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and are held by Persons who comply with all of the provisions of the IBCL concerning the right of such Persons to demand appraisal of their shares of Common Stock in connection with the Merger (such holders are “Dissenting Shareholders” and such shares are “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, but shall only become the right to receive such consideration as may be determined to be due such Dissenting Shareholder pursuant to the IBCL and other applicable Laws of the State of Indiana; provided, however, that if any Dissenting Shareholder who demands appraisal of his or her shares of Common Stock under the IBCL effectively withdraws or loses (through failure to perfect or otherwise) his or her right to appraisal, then as of the Effective Time, or the occurrence of such event, whichever occurs later, such holder’s shares of Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without interest thereon, and such holder shall no longer be a Dissenting Shareholder. The Corporation shall give the Parent (a) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Corporation after the date hereof and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Corporation shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of the Parent, settle or offer to settle any such demand.

Section 2.4  Surrender of Certificates.

(a) Prior to the Effective Time, the Parent shall designate a bank or trust company located in the United States to act as paying agent (the “Paying Agent”) to receive funds in trust in order to make the payments contemplated by Sections 2.2(a) and 2.7. As soon as practicable after the Effective Time, the Parent shall cause the Paying Agent to mail and/or make available to each record holder of a certificate theretofore evidencing shares of Common Stock (other than Excluded Shares) a notice and letter of transmittal in customary form advising such record holder of the effectiveness of the Merger and the procedure for surrendering to the Paying Agent such certificate or certificates which immediately prior to the Effective Time represented outstanding Common Stock (the “Certificates”) in exchange for the Merger Consideration deliverable in respect thereof pursuant to this Article II. Upon the surrender for cancellation to the Paying Agent of such Certificates, together with a letter of transmittal, duly executed and completed in accordance with the instructions thereon, and any other items specified by the letter of transmittal, the Parent shall cause (i) the Paying Agent to promptly pay to the Person entitled thereto an amount equal to the product of (A) the Initial Merger Consideration and (B) the number of shares of Common Stock represented by such Certificates, and (ii) the trustees of the Liquidating Trust to deliver to each Person entitled thereto one Unit of the Liquidating Trust in book entry form for each share of Common Stock represented by such Certificates. Until so surrendered, each Certificate shall be deemed, for all corporate purposes, to evidence only the right to receive upon such surrender the Merger Consideration deliverable in respect thereof to which such Person is entitled pursuant to this Article II. No interest shall be paid or accrued in respect of such cash payments.

(b) If any Merger Consideration (or any portion thereof) is to be delivered to a Person other than the Person in whose name the Certificates surrendered in exchange therefor are registered, it shall be a condition to the payment of the Merger Consideration that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, and that the Person requesting such transfer pay to the Paying Agent any transfer or other Taxes payable by reason of the foregoing or establish to the satisfaction of the Paying Agent that such Taxes have been paid or are not required to be paid.

(c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article II; provided, that such Person to whom the Merger Consideration is delivered shall, as a condition precedent to the delivery thereof, deliver to the Surviving Corporation a bond in such sum as it may direct or, in the sole discretion of the Surviving Corporation, otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any Claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

Section 2.5  Payment.

(a) Concurrently with or immediately prior to the Effective Time, the Parent shall deposit or cause to be deposited in trust with the Paying Agent cash in United States dollars in an aggregate amount equal to the sum of (a) the product of (i) the number of Common Stock shares outstanding immediately prior to the Effective Time (excluding Excluded Shares and shares known by the Parent to be Dissenting Shares at the time of such deposit) and (ii) the Initial Merger Consideration plus (b) all Option Cash Payments owed in respect of Vested Options (such amount being hereinafter referred to as the “Payment Fund”). The Payment Fund shall be invested by the Paying Agent as directed by the Parent (x) in direct obligations of the United States, commercial paper of an issuer organized under the laws of a state of the United States rated of the highest quality by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Group, or certificates of deposit, bank repurchase agreements or bankers’ acceptances of a United States commercial bank having at least $1,000,000,000 in assets (collectively, “Permitted Investments”), or (y) in money market funds which are invested exclusively in Permitted Investments. Any net earnings with respect to the Payment Fund shall be paid to the Surviving Corporation as and when requested by the Surviving Corporation.

(b) The Paying Agent shall, pursuant to irrevocable instructions, make the payments referred to in Sections 2.2(a) and 2.7 out of the Payment Fund and the Payment Fund shall not be used for any other purpose.

Promptly following the date that is ninety (90) days after the Effective Time, the Paying Agent shall return to the Surviving Corporation all cash, certificates and other instruments in its possession that constitute any portion of the Payment Fund, and the Paying Agent’s duties shall terminate. Thereafter, subject to applicable abandoned property, escheat and similar Laws, each holder of (a) a Certificate (other than a Certificate representing Excluded Shares or Dissenting Shares) may surrender such Certificate to the Surviving Corporation and receive in exchange therefor the Merger Consideration payable in respect of such shares of Common Stock pursuant to Section 2.2(a), without interest, and (b) a Vested Option that was not previously cancelled in exchange for an Option Cash Payment in accordance with Section 2.7 may surrender such Vested Option to the Surviving Corporation and receive in cancellation and settlement therefor the Option Cash Payment payable pursuant to Section 2.7, without interest; provided, that in no event shall any such holder of a Certificate or Vested Option have any greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under applicable Law. Neither the Paying Agent nor any party hereto shall be liable to a holder of shares of Common Stock or Vested Options for any Merger Consideration or Option Cash Payments delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

Section 2.6  No Further Rights of Transfers.  At and after the Effective Time, each holder of Common Stock shall cease to have any rights as a shareholder of the Corporation, except as otherwise required by applicable Law and except for, in the case of a holder of a Certificate (other than Certificates representing Excluded Shares or Dissenting Shares), the right to surrender his or her Certificate in exchange for payment of the Merger Consideration or, in the case of a Dissenting Shareholder, to perfect his or her right to receive payment for his or her Dissenting Shares pursuant to the Laws of the State of Indiana if such holder has validly perfected and not withdrawn or otherwise lost his or her right to receive payment for his or her Dissenting Shares, and no transfer of shares of Common Stock shall be made on the stock transfer books of the Surviving Corporation. Certificates presented to the Surviving Corporation after the Effective Time shall be canceled and exchanged for cash as provided in this Article II. At the close of business on the day of the Effective Time the stock ledger of the Corporation with respect to shares of Common Stock shall be closed.

Section 2.7  Options, Incentive Plans and Other Plans.  Prior to the Effective Time, the board of directors of the Corporation (or, if appropriate, any committee thereof) shall obtain all necessary consents and releases from all of the holders of Options heretofore granted under any Incentive Plan or otherwise, to (a) provide for the cancellation, effective at the Effective Time, and subject only to Option Cash Payments being made and receipt of Units of the Liquidating Trust delivered with respect to Vested Options, of all Options and (b) terminate, as of the Effective Time, the Incentive Plans and any other Plan, program or arrangement providing for the issuance or grant of any other interest in respect of the Capital Stock of the Corporation or any of its Subsidiaries. Immediately prior to the Effective Time, each Option shall no longer be exercisable for the purchase of shares of Common Stock. Each outstanding Vested Option shall entitle the holder thereof, in cancellation and settlement therefor, to (i) a cash payment (an “Option Cash Payment”) equal to the product of (x) the total number of shares of Common Stock subject to such Vested Option and (y) the amount by which the Merger Consideration exceeds the exercise price per share of Common Stock subject to such Vested Option, each such Option Cash Payment to be paid from the Payment Fund at the Effective Time, and (ii) one Unit of the Liquidating Trust for each share of Common Stock subject to such Vested Option. Each outstanding Option that is not a Vested Option, and any outstanding stock appreciation rights or other rights or interests in respect of Capital Stock of the Corporation or any of its Subsidiaries, shall be canceled immediately prior to the Effective Time without any payment therefor. The Corporation shall take all steps to ensure that, immediately prior to the Effective Time, neither it nor any of its Subsidiaries is or shall be bound by any Options, warrants, rights or agreements that would entitle any Person, other than the Parent or Acquisition or their Affiliates, to own any Capital Stock of the Corporation or any of its Subsidiaries or to receive any payment in respect thereof other than pursuant to this Article II. Notwithstanding any other provision of this Section 2.7 to the contrary, payment of any Option Cash Payment may be withheld with respect to any Vested Option until all necessary consents and releases are obtained. For the avoidance of doubt, nothing contained in this Section 2.7 or elsewhere in this Agreement shall be deemed to cancel or terminate the Tranche B Note or otherwise impair H.I.G. All American, LLC’s or its assignee’s rights therein in any manner.

Section 2.8  Articles of Incorporation of the Surviving Corporation.  The articles of incorporation of Acquisition, as in effect immediately prior to the Effective Time and as set forth on Schedule 2.8 hereto, shall be the articles of incorporation of the Surviving Corporation, and shall be amended as of the Effective Time so that Article I of the articles of incorporation of the Surviving Corporation shall read in its entirety as follows: “The name of the Corporation is All American Group, Inc.”

Section 2.9  Bylaws of the Surviving Corporation.  The bylaws of Acquisition, as in effect immediately prior to the Effective Time and as set forth on Schedule 2.9 hereto, shall be the bylaws of the Surviving Corporation.

Section 2.10  Directors and Officers of the Surviving Corporation.  At the Effective Time, the Persons set forth on Schedule 2.10(a) hereto shall be appointed as the board of directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the articles of incorporation and bylaws of the Surviving Corporation, until their respective successors shall be duly elected or appointed and qualified. At the Effective Time, the persons set forth on Schedule 2.10(b) hereto shall be appointed as the officers of the Surviving Corporation, each such person holding the office or offices set forth opposite their name on Schedule 2.10(b) hereto, until their respective successors shall be duly elected or appointed and qualified.

Section 2.11  Closing.  Unless this Agreement has been terminated and the transactions contemplated hereby have been abandoned pursuant to Article VII, and subject to the satisfaction or waiver of all of the conditions set forth in Article VI, the closing of the Merger (the “Closing”) shall take place at 10:00 A.M. at the offices of White & Case LLP, 200 South Biscayne Boulevard, Suite 4900, Miami, Florida 33131, as soon as practicable, but in any event within three (3) Business Days after the last of the conditions set forth in Article VI hereof is satisfied or waived, or at such other date, time or place as the parties hereto shall agree in writing. Such date is herein referred to as the “Closing Date.”

Section 2.12  Withholding Rights.  The Parent shall be entitled to deduct and withhold, or cause to be deducted or withheld, from (a) the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Common Stock or (b) any Option Cash Payment otherwise payable pursuant to this Agreement, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of applicable state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holders in respect of which such deduction and withholding was made.

Section 2.13  Further Assurances.  If, at any time after the Effective Time, the Surviving Corporation determines that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the constituent corporations in the Merger, or (b) otherwise carry out the purposes of this Agreement, the Surviving Corporation and its officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the constituent corporations in the Merger, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such constituent corporations, all such other acts and things necessary, desirable or proper, consistent with the terms of this Agreement, to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such constituent corporations and otherwise to carry out the purposes of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

Except as set forth in the corresponding schedules of the disclosure letter delivered by the Corporation to the Parent and Acquisition upon or prior to entering into this Agreement (the “Corporation Disclosure Letter”), the Corporation hereby represents and warrants to the Parent and Acquisition as follow as of the date hereof and as of the Closing Date:

Section 3.1  Corporate Existence; Power and Authority.  Each of the Corporation and its Subsidiaries is a corporation or limited liability company, as applicable, duly organized and validly existing under the laws of its jurisdiction of organization and is duly qualified as a foreign corporation in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect. The execution, delivery and performance of this Agreement, the other agreements contemplated hereunder and the transactions contemplated hereunder and thereunder (a) are all within the Corporation’s corporate powers, (b) have been duly authorized, (c) are not in contravention of law or the terms of the Corporation’s or any of its Subsidiaries’ articles of incorporation, bylaws, or other organizational documentation, or any indenture, agreement or undertaking to which the Corporation or any of its Subsidiaries is a party or by which any of their property is bound, (d) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of the Corporation or its Subsidiaries and (e) will not require any approval of shareholders or any approval or consent of any Person under any contract of the Corporation or its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and are disclosed in Schedule 3.1 of the Corporation Disclosure Letter. This Agreement and the other agreements contemplated hereunder have been duly executed and delivered by the Corporation and constitute a legal, valid and binding obligation of the Corporation enforceable in accordance with their respective terms, except that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and by general equitable principles. The execution, delivery and performance by the Corporation of this Agreement and the agreements contemplated hereunder and the consummation of the transactions contemplated by this Agreement and the agreements contemplated hereunder do not and will not require any registration with, consent or approval of or notice to, or other action to, with or by, any Governmental Authority or public body or subdivision thereof.

Section 3.2  Financial Statements; No Material Adverse Change.

(a) All financial statements relating to the Corporation and its Subsidiaries (including the financial statements contained in any Commission Filings) that have been or may hereafter be delivered by the Corporation to the Parent or Acquisition or any of their Affiliates (collectively, the “Financial Statements”), have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments, none of which would be material or recurring, and do not include any notes) and fairly present in all material respects the consolidated financial condition and the consolidated results of operation of the Corporation and its Subsidiaries as of the dates and for the periods set forth therein. Except as set forth on Schedule 3.2(a) of the Corporation Disclosure Letter, since December 31, 2009, there has not been (i) any act, condition or event which has had or is reasonably likely to have a Material Adverse Effect, (ii) any general increase in the compensation of officers or employees of the Corporation or any of its Subsidiaries (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer or employee of the Corporation or any of its Subsidiaries, except for increases in the ordinary course of business and in accordance with past practice that are immaterial in the aggregate, (iii) any sale, transfer or other disposition of any material tangible asset of the Corporation or any of its Subsidiaries, except in the ordinary course of business, or any sale, assignment, transfer or other disposition of any of the Corporation’s or its Subsidiaries’ Intellectual Property or other intangible assets, (iv) any incurrence of any lien, security interest, pledge, mortgage, encumbrance, restriction or change of any kind permitted or allowed with respect to any of the properties, business or assets of the Corporation and its Subsidiaries, (v) any declaration, setting aside, making or paying of any dividend or other distribution in respect of the Corporation’s Capital Stock or any direct or indirect redemption, purchase or other acquisition of any shares of the Corporation’s or its Subsidiaries’ respective Capital Stock, (vi) any setting aside, making or incurring of any Capital Expenditure or commitment, or series of related Capital Expenditures or commitments, by the Corporation and any of its Subsidiaries in the aggregate amount above $100,000 or (vii) any decrease in the amount of the Corporation’s or any of its Subsidiaries’ reserves and accruals, except as through the normal course of business, based on consistent methods of reserve and accrual calculations. The projections for the fiscal years ending 2010 through 2012 that have been delivered to the Parent or Acquisition and any projections hereafter delivered to the Parent or Acquisition or any of their Affiliates have been prepared in light of the past operations of the business of the Corporation and its Subsidiaries and are based upon estimates and assumptions stated therein, all of which the Corporation and its Subsidiaries have determined to be reasonable and fair in light of the then current conditions and current facts and reflect the good faith and reasonable estimates of the Corporation and its Subsidiaries of the future financial performance of the Corporation and its Subsidiaries and of the other information projected therein for the periods set forth therein.

(b) Except as fully reflected in the Financial Statements or the notes thereto, there are no liabilities or obligations with respect to the Corporation or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, would be material to the Corporation and its Subsidiaries, taken as a whole. Except as set forth in the Financial Statements or the notes thereto, the Corporation and its Subsidiaries do not know of any basis for the assertion against the Corporation or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not fully reflected in the Financial Statements or the notes thereto which, either individually or in the aggregate, could be material to the Corporation and its Subsidiaries, taken as a whole.

(c) Schedule 3.2(c) of the Corporation Disclosure Letter sets forth a complete and accurate description of all Indebtedness of the Corporation or any of its Subsidiaries (other than Indebtedness owed pursuant to the Loan Agreement), including the principal amount thereof, the lender thereof, the interest rate, the maturity date, the collateral subject thereto and the principal documentation related thereto. There is no Indebtedness outstanding except for Indebtedness that is owed pursuant to the Loan Agreement or set forth on Schedule 3.2(c) of the Corporation Disclosure Letter.

Section 3.3  Title to Properties.  The Corporation and each of its Subsidiaries has good and marketable fee simple title to or valid leasehold interests in all of its Real Property and good, valid and merchantable title to all of its other properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to H.I.G. All American, LLC and such others as are specifically listed on Schedule 3.3 to the Corporation Disclosure Letter or Permitted Encumbrances.

Section 3.4  Authorized Capital.  The authorized capital stock of the Corporation consists of 100,000,000 shares of common stock, no par value per share, of which (a) 36,750,083 are issued and outstanding, (b) 35,700 are reserved for issuance upon exercise of outstanding options, (c) 0 are reserved for issuance under The Corporation’s Long Term Incentive Performance Based Restricted Stock Plan, (d) 0 are reserved for issuance to directors of the Corporation and (e) 21,156,658 are reserved for issuance upon conversion of the Tranche B Notes. Of the 36,750,083 outstanding shares, 0 are unvested restricted shares. All outstanding shares of Common Stock are duly and validly issued, fully paid and nonassessable. There are no outstanding subscriptions, Options or other rights (including registration rights and preemptive rights) or any other agreements or commitments of any nature relating to any Capital Stock of the Corporation or any of its Subsidiaries, except as disclosed in Schedule 3.4 of the Corporation Disclosure Letter. The Parent has been furnished with a true and complete copy of each agreement and document disclosed in Schedule 3.4 of the Corporation Disclosure Letter.

Section 3.5  Tax Returns and Payments.  The Corporation and its Subsidiaries have timely filed with the appropriate taxing authority, or have caused to be filed with the appropriate taxing authority, all returns, statements, forms, and reports for Taxes (the “Returns”) required to be filed by or with respect to the income, properties or operations of the Corporation and/or any of its Subsidiaries except for such filings listed on Schedule 3.5(a) of the Corporation Disclosure Letter as to which the Corporation or the applicable Subsidiary has properly requested an extension of time. The Returns accurately reflect in all material respects all liability for Taxes of the Corporation and its Subsidiaries as a whole for the periods covered thereby. The Corporation and its Subsidiaries have paid all Taxes payable by them other than those contested in good faith and adequately disclosed for which adequate reserves have been established in accordance with GAAP. Except as set forth on Schedule 3.5(b) of the Corporation Disclosure Letter, there is no action, suit, proceeding, investigation, audit, or claim now pending or, to the best knowledge of the Corporation and its Subsidiaries, threatened by any Governmental Authority against the Corporation and its Subsidiaries regarding any Taxes. Neither the Corporation nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Corporation or any of its Subsidiaries, or are aware of any circumstances that would cause the taxable years or other taxable periods of the Corporation or any of its Subsidiaries not to be subject to the normally applicable statute of limitations.

Section 3.6  Litigation.  Except as set forth on Schedule 3.6 to the Corporation Disclosure Letter, there is no investigation by any Governmental Authority pending, or to the best of the Corporation’s knowledge, threatened, against or affecting the Corporation or any of its Subsidiaries, or their respective assets or businesses and there is no action, suit, proceeding or claim by any Person pending, or to the best of the Corporation’s knowledge, threatened, against the Corporation or any of its Subsidiaries or their respective assets or goodwill, or against or affecting any transactions contemplated by this Agreement, in each case that if adversely determined against the Corporation or such Subsidiary has or could reasonably be expected to have a Material Adverse Effect on the Corporation or such Subsidiary.

Section 3.7  Compliance with Other Agreements and Applicable Laws.

(a) Except as set forth on Schedule 3.7 to the Corporation Disclosure Letter, neither the Corporation nor any of its Subsidiaries is in default in any respect under, or in violation in any respect of the terms of, any material agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound and the Corporation and each of its Subsidiaries are in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to their respective businesses, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, and all Environmental Laws.

(b) The Corporation and each of its Subsidiaries have obtained all material permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority required for the lawful conduct of their respective businesses (the “Permits”). All of the Permits are valid and subsisting and in full force and effect. There are no actions, claims or proceedings pending or to the best of the Corporation’s knowledge, threatened, that seek the revocation, cancellation, suspension or modification of any of the Permits.

(c) Neither the Corporation nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness. Neither the Corporation nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock.

Section 3.8  Environmental Compliance.

(a) Except as set forth on Schedule 3.8 of the Corporation Disclosure Letter, the Corporation and its Subsidiaries have not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off their premises (whether or not owned by them) in any manner which at any time violates in any material respect any applicable Environmental Law or Permit, and the operations of the Corporation and its Subsidiaries comply in all material respects with all Environmental Laws and all Permits.

(b) Except as set forth on Schedule 3.8 of the Corporation Disclosure Letter, there has been no investigation by any Governmental Authority or any proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending or to the best of the Corporation’s knowledge threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by the Corporation or any of its Subsidiaries or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which adversely affects or could reasonably be expected to adversely affect in any material respect its businesses, operations or assets or any properties at which the Corporation or any of its Subsidiaries has transported, stored or disposed of any Hazardous Materials.

(c) Except as set forth on Schedule 3.8 to the Corporation Disclosure Letter, the Corporation and its Subsidiaries have no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

(d) The Corporation and its Subsidiaries have all Permits required to be obtained or filed in connection with their operations under any Environmental Law and all of such licenses, certificates, approvals or similar authorizations and other Permits are valid and in full force and effect.

Section 3.9  Employee Benefits.

(a) Schedule 3.9(a) of the Corporation Disclosure Letter sets forth a true and complete list of each Plan and Multiemployer Plan. Except as disclosed on Schedule 3.9 of the Corporation Disclosure Letter, none of the Corporation or its Subsidiaries or the ERISA Affiliates have any commitment to establish any additional Plans or to modify or change materially any existing Plan. The Corporation has made available to the Parent with respect to each Plan (i) true and complete copies of all written documents comprising such Plan (including amendments and individual agreements relating thereto) or, if there is no such written document, an accurate and complete description of such Plan and (ii) the most recent annual report on Internal Revenue Service Form 5500-series and financial statements, if any.

(b) Each Plan is in compliance in form and operation with its terms and with all applicable Laws, including ERISA and the Code, and all contributions and payments required to be made under any Plan or related agreement have been made in a timely fashion or have been properly reflected on the Financial Statements.

(c) Each Plan (and each related trust, if any) which is intended to be “qualified” under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable Tax Law changes and no event has occurred, and no condition exists, which could reasonably be expected to adversely affect such determination.

(d) Except as set forth on Schedule 3.9(d) of the Corporation Disclosure Letter, no Plan provides for post-employment or retiree welfare benefits, except as required by Section 4980B of the Code or Part 6 of subtitle B of Title I of ERISA or for death benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA).

(e) There are no pending or, to the best of the Corporation’s knowledge, threatened, claims, lawsuits, actions, audits, investigations, or other proceedings (other than routine claims for benefits) with respect to any Plan. There has been no violation of the fiduciary responsibility rules with respect to any Plan.

(f) (i) No ERISA Event has occurred or is reasonably expected to occur, (ii) there exists no Unfunded Pension Liability with respect to Plans that are employee pension benefit plans (as such term is defined in Section 3(2) of ERISA) in the aggregate (taking into account only Plans with positive Unfunded Pension Liability) in excess of $100,000, (iii) none of the Corporation or its Subsidiaries or the ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the five calendar years immediately preceding the date hereof, made or accrued an obligation to make contributions to any Multiemployer Plan, (iv) no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA, (v) none of the Corporation or its Subsidiaries or the ERISA Affiliates has ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions, (vi) none of the Corporation or its Subsidiaries or the ERISA Affiliates has incurred or reasonably expects to incur any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan and (vii) none of the Corporation or its Subsidiaries or the ERISA Affiliates have any liability under Section 4069 or 4212(c) of ERISA.

(g) There are no participants in the Corporation’s (i) Executive Annual Performance Incentive Plan or (ii) Supplemental Deferred Compensation Plan, other than John Helm, Donald A. Medd and Carel A. Whiteside.

Section 3.10  Intellectual Property.  Each of the Corporation and its Subsidiaries owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted or proposed to be conducted. As of the date hereof, neither the Corporation nor any of its Subsidiaries has any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described in Schedule 3.10 of the Corporation Disclosure Letter and has not granted any licenses with respect thereto other than as set forth in Schedule 3.10 to the Corporation Disclosure Letter. No event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights. To the best of the Corporation’s knowledge, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by the Corporation or any of its Subsidiaries infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation is pending or threatened against or affecting the Corporation or any of its Subsidiaries contesting their right to sell or use any such Intellectual Property. Schedule 3.10 of the Corporation Disclosure Letter sets forth all of the agreements or other arrangements of the Corporation and each of its Subsidiaries pursuant to which the Corporation or such Subsidiary has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person and the dates of the expiration of such agreements or other arrangements of the Corporation or such Subsidiary (collectively, together with such agreements or other arrangements as may be entered into by the Corporation or such Subsidiary after the date hereof, collectively, the “License Agreements” and individually, a “License Agreement”). No trademark, servicemark, copyright or other Intellectual Property at any time used by the Corporation or any of its Subsidiaries that is owned by another Person, or owned by the Corporation or such Subsidiary subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any Person other than H.I.G. All American, LLC, is affixed to any inventory, except (a) to the extent permitted under the term of the License Agreements listed on Schedule 3.10 of the Corporation Disclosure Letter and (b) to the extent the sale of inventory to which such Intellectual Property is affixed is permitted to be sold by the Corporation or such Subsidiary under applicable law (including the United States Copyright Act of 1976).

Section 3.11  Subsidiaries; Affiliates; Capitalization.

(a) The Corporation does not have any direct or indirect Subsidiaries and is not engaged in any joint venture or partnership except as set forth in Schedule 3.11 of the Corporation Disclosure Letter. Except as disclosed in Schedule 3.11 of the Corporation Disclosure Letter, no executive officer or director of the Corporation or any of its Subsidiaries or any person related by blood or marriage, to any such person or any entity in which any such person owns any beneficial interest (excluding five percent (5%) or less of a publicly held company), is a party to any agreement, contract, commitment or transaction with the Corporation or any of its Subsidiaries or which pertains to any of their respective businesses or had any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to any of their respective businesses.

(b) All of the issued and outstanding shares of Capital Stock of each of the Corporation’s Subsidiaries are owned beneficially and of record by the Persons listed on Schedule 3.11 of the Corporation Disclosure Letter and there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of the Corporation’s Subsidiaries are or may become required to be issued by reason of any Options or other rights to subscribe to any equity securities, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Subsidiary of the Corporation is or may become bound to issue additional Capital Stock or securities convertible into or exchangeable for Capital Stock.

(c) All of the issued and outstanding Capital Stock of each of the Corporation’s Subsidiaries has been duly authorized and is fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind.

Section 3.12  Labor Disputes.

(a) Set forth on Schedule 3.12 to the Corporation Disclosure Letter is a true and complete list (including dates of termination) of all collective bargaining or similar agreements between or applicable to the

Corporation or any of its Subsidiaries and any union, labor organization or other bargaining agent in respect of the employees of the Corporation and any of its Subsidiaries.

(b) There is (i) no significant unfair labor practice complaint pending against the Corporation and any of its Subsidiaries or, to the best of the Corporation’s knowledge, threatened against it, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending against the Corporation and any of its Subsidiaries or, to best of the Corporation’s knowledge, threatened against it and (ii) no significant strike, labor dispute, slowdown or stoppage is pending against the Corporation and any of its Subsidiaries or, to the best of the Corporation’s knowledge, threatened against the Corporation and any of its Subsidiaries.

Section 3.13  Restrictions on Subsidiaries.  Except for restrictions contained in the Loan Agreement or any other agreement with respect to Indebtedness of the Corporation and its Subsidiaries permitted under the Loan Agreement, there are no contractual or consensual restrictions on the Corporation or any of its Subsidiaries that prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between the Corporation and any of its Subsidiaries or (ii) between any Subsidiaries of the Corporation, or (b) the ability of the Corporation or any of its Subsidiaries to incur Indebtedness or grant the security interests granted pursuant to the Loan Agreement and the other Transaction Documents (as defined in the Loan Agreement).

Section 3.14  Material Contracts.  Schedule 3.14 of the Corporation Disclosure Letter sets forth all Material Contracts to which the Corporation or any of its Subsidiaries are a party or are bound. The Corporation has delivered true, correct and complete copies of such Material Contracts to the Parent. Neither the Corporation nor any of its Subsidiaries is in breach or in default in any material respect of or under any Material Contract and no condition exists that, with the giving of notice or the lapse of time or both, constitutes such a default. Neither the Corporation nor any of its Subsidiaries has received any written notice of the intention of any other party thereto to terminate any Material Contract. Neither the Corporation nor any of its Subsidiaries is a party to or otherwise subject to any agreements or instruments or any charter or other internal restrictions which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 3.15  Real Property.  Schedule 3.15 of the Corporation Disclosure Letter contains a true, accurate and complete list of (i) leases, subleases or assignments of leases, or any agreements similar to the foregoing (together with all amendments, modifications, supplements, renewals or extensions of any thereof), affecting each parcel of Real Property leased by the Corporation or any of its Subsidiaries, regardless of whether the Corporation or such Subsidiary is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease, assignment or similar assignment and (ii) Real Property owned in fee by the Corporation or any of its Subsidiaries. Except as specified in Schedule 3.15 of the Corporation Disclosure Letter, each agreement listed therein is in full force and effect with respect to the Corporation or Subsidiary party thereto and the Corporation or such Subsidiary does not have any knowledge of a default that has occurred and is continuing thereunder and each constitutes the legally valid and binding obligation of the Corporation or such Subsidiary, enforceable against the Corporation or such Subsidiary in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

Section 3.16  Certain Fees.  Except for the fees and expenses of Houlihan Lokey Financial Advisors, Inc. (the “Financial Advisor”), which shall be paid in full by the Corporation as set forth on Schedule 3.16 of the Corporation Disclosure Letter, no brokers or finders fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby.

Section 3.17  Commission Filings.  The Corporation has filed, and will file, all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the Commission prior to the Effective Time (the “Commission Filings”). The Corporation has made or will make available to the Parent a correct and complete copy of each such Commission Filing filed by the Corporation. As of their respective dates, the Commission Filings (a) were prepared, or will be prepared, in accordance with, and comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Commission Filings, and (b) did not, or do not, at the time they were filed (and if amended or superseded by a filing, then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All of such Commission Filings (including any financial statements included or incorporated by reference therein), as of their respective dates (and as of the date of any amendment to the respective Commission Filing), complied or will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

Section 3.18  Proxy Statement.  The Proxy Statement to be sent to the shareholders of the Corporation in connection with the Merger will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to shareholders of the Corporation or on the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the Corporation makes no representation or warranty with respect to any information supplied or to be supplied by the Parent, Acquisition or any of their respective representatives in writing for inclusion in the Proxy Statement. The Proxy Statement shall comply in all material respects with the requirements of the Exchange Act and any other applicable Laws. If at any time after the date hereof but prior to the Closing Date, any event occurs that should be described in an amendment or supplement to the Proxy Statement, the Corporation will file and disseminate, as required, an amendment or supplement that complies in all material respects with the Exchange Act and any other applicable Laws.

Section 3.19  State Business Combination Statutes; Rights Agreement.

(a) (a) The requirements of Section 23-1-43-18 of the IBCL are satisfied with respect this Agreement, the Merger and the other transactions contemplated hereby pursuant to the terms of the Loan Agreement whereby H.I.G. was approved to purchase shares of the Corporation prior to H.I.G’s shares acquisition date. Except for Section 23-1-43-18 of the IBCL (the requirements of which have been satisfied), no other “fair price”, “moratorium”, “control share acquisition”, “business combination” or other state takeover statute or similar statute or regulation of any state is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

(b) The Corporation’s Amended and Restated Rights Agreement, dated October 23, 2009 (the “Rights Agreement”), is in full force and effect and no amendment, restatement, supplement or other modification thereto has been made or will be made at or prior to the Effective Time. Neither the Parent nor Acquisition is, or at any time at or prior to the Effective Time will be, an “Acquiring Person” as defined in the Rights Agreement, and neither this Agreement nor any of the transactions contemplated hereby will trigger the right of any Person to purchase Common Stock or other securities thereunder.

Section 3.20  Voting Requirements.  The affirmative vote of the majority of the outstanding shares of Common Stock is the only vote of the holders of any class or series of the Corporation’s Capital Stock necessary to adopt this Agreement and approve the transactions contemplated hereby.

Section 3.21  Opinion of Financial Advisor.  The Special Committee has received the opinion of the Financial Advisor, a complete and correct signed copy of which will be delivered to the Parent solely for information purposes after receipt thereof by the Special Committee, to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of Common Stock (except as set forth in such opinion) is fair, from a financial point of view, to such holders, subject to the assumptions, limitations and qualifications contained therein.

Section 3.22  Board Approval and Recommendation.  The Special Committee has, at a meeting thereof duly called and held, (a) determined that the Merger and the other transactions contemplated herein are fair to, and in the best interests of, the Corporation and the shareholders of the Corporation, and has declared that the Merger is advisable, (b) approved the Merger and this Agreement and (c) recommended that the board of directors of the Corporation approve and adopt the Merger and this Agreement. The board of directors of the Corporation has, at a meeting duly called and held, (a) determined that the Merger and the other transactions contemplated herein are fair to, and in the best interests of, the Corporation and the shareholders of the Corporation, and declared that the Merger is advisable and (b) approved the Merger and this Agreement. None of the foregoing determinations, approvals or recommendations will have been revoked or otherwise modified or amended at any time on or prior to the Closing Date.

Section 3.23  Survival of Warranties; Cumulative.  All representations and warranties contained in this Agreement or any of the other agreements, certificates or other documents contemplated hereby shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to the Parent and Acquisition on and as of the Closing Date and shall be conclusively presumed to have been relied on by the Parent and Acquisition regardless of any investigation made or information possessed by the Parent and Acquisition. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties that the Corporation shall now or hereafter give, or cause to be given, to the Parent or Acquisition.

Section 3.24  Accuracy and Completeness of Information.  All information furnished by or on behalf of the Corporation in writing to the Parent or Acquisition in connection with this Agreement or any of the other agreements or documents contemplated hereby or any transaction contemplated hereby or thereby, including all information in the Corporation Disclosure Letter, is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred that has had or could reasonably be expected to have a Material Adverse Affect that has not been fully and accurately disclosed to the Parent in writing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION

Each of the Parent and Acquisition hereby represents and warrants to the Corporation as follows as of the date hereof and as of the Closing Date:

Section 4.1  Due Organization, Good Standing and Corporate Power.  The Parent and Acquisition are each a corporation duly organized, validly existing and in good standing under the Laws of their respective jurisdictions of organization and have all requisite corporate power and authority to own, lease and operate their respective properties and to carry on their respective business as now being conducted.

Section 4.2  Authorization and Validity of Agreement.  Each of the Parent and Acquisition has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Parent and Acquisition and the consummation by each of them of the transactions contemplated hereby have been duly authorized by the board of directors of each of the Parent and Acquisition. No other corporate action on the part of either of the Parent or Acquisition is necessary to authorize the execution, delivery and performance of this Agreement by each of the Parent and Acquisition and the consummation of the transactions contemplated hereby (other than the filing of the appropriate merger documents as required by the IBCL). This Agreement has been duly executed and delivered by the Parent and Acquisition and, assuming that this Agreement constitutes a valid and binding obligation of the Corporation, constitutes valid and binding obligations of the Parent and Acquisition enforceable against the Parent and Acquisition in accordance with its terms, except that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and by general equitable principles.

Section 4.3  Consents and Approvals; No Violations.  Assuming (a) the requirements of the Exchange Act relating to the Proxy Statement, if any, are met and (b) the filing of the Articles of Merger and other appropriate merger documents, if any, as required by the IBCL, are made, the execution and delivery of this Agreement by the Parent and Acquisition and the consummation by the Parent and Acquisition of the transactions contemplated hereby will not (w) violate or conflict with any provision of the certificate or articles of incorporation or bylaws of the Parent or Acquisition, (x) violate or conflict with any Law applicable to the Parent or Acquisition or by which either of their respective properties or assets may be bound, (y) require any filing with, consent or approval of, Permit from, or the giving of any notice to, any Governmental Authority or (z) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under (or give rise to any right of termination, cancellation or acceleration or any right which becomes effective upon the occurrence of a merger, consolidation or change of control under), or result in the creation of any lien upon any of the properties or assets of the Parent or Acquisition under, or give rise to any obligation under any agreement, contract, arrangement, lease or other instrument or obligation to which the Parent or Acquisition or any of their properties or assets may be bound.

Section 4.4  Broker’s or Finder’s Fee.  Except for H.I.G. Capital LLC (whose fees and expenses shall be payable by the Parent), no agent, broker, Person or firm (other than legal counsel to the Parent or Acquisition) acting on behalf of the Parent or Acquisition is or shall be entitled to any fee, commission or broker’s or finder’s fees in connection with this Agreement or any of the transactions contemplated hereby.

Section 4.5  Registration Statement.  The Registration Statement to be filed with the Commission in connection with the Merger will not, on the date the Registration Statement (or any amendment or supplement thereto) is submitted to the Commission prior to the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that neither the Parent nor Acquisition makes any representation or warranty with respect to any information supplied or to be supplied by the Corporation or any of its representatives in writing for inclusion in the Registration Statement. The Registration Statement shall comply in all material respects with the requirements of the Exchange Act and any other applicable Laws. If at any time after the date hereof but prior to the Closing Date, any event occurs that should be described in an amendment or supplement to the Registration Statement, the Parent will file and disseminate, as required, an amendment or supplement that complies in all material respects with the Exchange Act and any other applicable Laws.

Section 4.6  Acquisition’s Operations.  Acquisition was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with such transactions.

ARTICLE V

COVENANTS

Section 5.1  Access to Information Concerning Properties and Records.  During the period commencing on the date hereof and ending on the earlier of (a) the Closing Date and (b) the date on which this Agreement is terminated pursuant to Section 7.1 hereof, the Corporation shall, and shall cause each of its Subsidiaries to, upon reasonable notice from the Parent, afford the Parent, Acquisition, their potential financing sources and each of their respective Affiliates, employees, counsel, accountants, consultants and other authorized representatives, reasonable access during normal business hours to the officers, directors, employees, accountants, properties, books and records of the Corporation and its Subsidiaries in order that they may have the opportunity to make such investigations as they shall desire of the affairs of the Corporation and its Subsidiaries; provided, however, that such investigation shall not affect the representations and warranties made by the Corporation in this Agreement. The Corporation shall furnish promptly to the Parent and Acquisition (i) a copy of each Commission Filing filed by it during such period and (ii) all other information concerning the Corporation’s or its Subsidiaries’ business, properties and personnel as the Parent and Acquisition may request. The Corporation agrees to cause its officers and employees to furnish such additional financial and operating data and other information and respond to such inquiries as the Parent, Acquisition, or their potential financing sources and their Affiliates shall from time to time request.

Section 5.2  Confidentiality.  The Parent, Acquisition and the Corporation hereby agree that, unless and until the transactions contemplated hereby have been consummated, each of the Parent, Acquisition and the Corporation, and their respective representatives and advisors shall hold in strict confidence, and shall not divulge to any Person other than an Affiliate or potential financing source of the Parent or Acquisition, all data and information obtained from the Parent or Acquisition (in the case of the Corporation) or the Corporation (in the case of the Parent or Acquisition) in connection with the transactions contemplated hereby, except any of the same that (a) was, is now, or becomes generally available to the public (but not as a result of a breach of any duty of confidentiality by which the Parent, Acquisition, the Corporation or any of their respective Affiliates, representatives and advisors are bound), (b) was known to the party receiving such information on a non-confidential basis prior to its disclosure to such party as demonstrated by the written records of such party, (c) is disclosed to the Parent, Acquisition or the

Corporation by a third party not subject to any duty of confidentiality to the Parent, Acquisition or the Corporation, as applicable, prior to its disclosure in connection with the transactions contemplated hereby, or (d) may be required to be disclosed by applicable Law (provided that the affected party first uses reasonable efforts to preserve the confidentiality of such information). If this Agreement is properly terminated in accordance with Article VII hereunder, each of the Parent and Acquisition, on the one hand, and the Corporation, on the other hand, and their representatives and advisors will promptly return to the other party or destroy all such data, information and other written material (including all copies thereof) which has been obtained by such party in connection with the transactions contemplated by this Agreement, and each such party shall make no further use whatsoever of any of such material or any information and knowledge contained therein or derived therefrom. The provisions of this Section 5.2 shall supersede any confidentiality or similar agreement that may exist between the Parent and Acquisition and their Affiliates, on the one hand, and the Corporation, on the other hand, prior to the date hereof, and shall survive until November 6, 2011.

Section 5.3  Conduct of the Business of the Corporation Pending the Closing Date.  The Corporation agrees that, except as expressly permitted or required by this Agreement or otherwise consented to in writing by the Parent, during the period commencing on the date hereof and ending at the earlier of (a) the Closing Date and (b) termination of this Agreement pursuant to Section 7.1:

(a) the Corporation and each of its Subsidiaries shall conduct their respective operations only according to their ordinary and usual course of business consistent with past practice and shall use their commercially reasonable efforts to preserve intact their respective business organization and maintain satisfactory relationships with suppliers, distributors, customers and other Persons having significant business relationships with them;

(b) neither the Corporation nor any of its Subsidiaries shall:

(i) make any change in or amendment to its articles of incorporation or organization or by laws or operating agreement (or comparable governing documents);

(ii) (A) issue or sell, or authorize to issue or sell, any (1) shares of its Capital Stock (except pursuant to the exercise of Vested Options or the conversion of all or a portion of the Tranche B Notes ), (2) other securities convertible into or exchangeable for shares of Capital Stock (other than Tranche B Notes) or (3) Options, warrants or other rights to purchase or subscribe for shares of Capital Stock, or (B) enter into any arrangement or contract with respect to the issuance or sale of any shares of its Capital Stock or any other securities, or make any other changes in its capital structure;

(iii) sell, pledge or dispose of or agree to sell, pledge or dispose of any Capital Stock or other equity interest owned by it in any other Person;

(iv) (A) declare, pay or set aside any dividend or other distribution or payment with respect to, or split, combine, reclassify, or purchase or otherwise redeem or acquire, any shares of its Capital Stock or its other securities (other than the Tranche B Notes), except pursuant to the exercise of any currently outstanding Vested Options or (B) offer to do, or enter into any agreement or arrangement to do, any of the foregoing;

(v) enter into any contract or commitment with respect to capital expenditures requiring expenditures by the Corporation or any of its Subsidiaries that exceed the amounts budgeted therefor in the financial projections delivered to the Parent by $50,000 or more in the aggregate;

(vi) acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business of any Person, or otherwise acquire any assets of any Person (other than the purchase of assets in the ordinary course of business and consistent with past practice);

(vii) except to the extent required under existing employee and director benefit plans and written agreements in effect on the date of this Agreement, increase the compensation or fringe benefits of any of its directors, officers or key employees, or grant any severance or termination pay not currently required to be paid under such existing agreements or plans, or enter into any employment, consulting, indemnification or severance agreement or arrangement with any present or former director, officer or other employee of the Corporation or any of its Subsidiaries, or establish, adopt, enter into or amend or terminate, except for the termination of the Incentive Plans pursuant to Section 2.7 and to the extent that amendments are required by applicable Law, any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

(viii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, subject to any lien (other than a Permitted Encumbrance) or otherwise encumber any material assets, or incur or modify any Indebtedness or other material liability, other than in the ordinary course of business consistent with past practice, or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any Person or make any loan or other extension of credit;

(ix) agree to the settlement of or waive any material Claim;

(x) file or cause to be filed any amended Returns or Claims for refund of Taxes;

(xi) except to the extent permitted by Section 5.11 or required by Law, issue any press release or otherwise make any public announcements without prior consultation and review by, and consent (which consent shall not be unreasonably withheld) of, the Parent, other than in the ordinary course of business consistent with past practice;

(xii) except as required by applicable Law or GAAP, make any material change in its accounting practices, policies or procedures or any of its methods of reporting income, deductions or other items for income Tax purposes;

(xiii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Corporation or any of its Subsidiaries (other than the Merger) or any agreement relating to an Acquisition Proposal, except as expressly permitted in Section 5.6;

(xiv) (A) incur, assume, guarantee or prepay any Indebtedness except to the extent permitted by the Loan Agreement, or (B) make any loans, extensions of credit or advances to any other Person, other than to the Corporation or any wholly-owned Subsidiary of the Corporation, except extensions of credit or advances constituting trade payables in the ordinary course of business;

(xv) accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, Option, insurance or other compensation or benefits;

(xvi) pay, discharge or satisfy any Claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (A) of any such Claims, liabilities or obligations in the ordinary course of business and consistent with past practice or (B) of Claims, liabilities or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) contained in the Commission Filings;

(xvii) enter into any Material Contract other than in the ordinary course of business consistent with past practice, except pursuant to Section 5.6;

(xviii) other than as disclosed in the Commission Filings filed prior to the date hereof, plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Corporation or its Subsidiaries; provided, however, that routine employee terminations for cause shall not be considered subject to this clause (xviii);

(xix) take any action, engage in any transaction or enter into any agreement which would cause any of the representations or warranties set forth in Article III that are subject to, or qualified by, Material Adverse Effect or other materiality qualification to be untrue as of the Effective Time, or any such representations and warranties that are not so qualified to be untrue in any material respect;

(xx) take any action, including the adoption of any stockholder-rights plan or amendments to its articles of incorporation or organization or bylaws or operating agreement (or comparable governing documents) that would, directly or indirectly, restrict or impair the ability of the Parent to vote or otherwise to exercise the rights and receive the benefits of a shareholder with respect to securities of the Corporation that may be acquired or controlled by the Parent or Acquisition, or which would permit any shareholder to acquire securities of the Corporation from the Corporation on a basis not available to the Parent or Acquisition in the event that the Parent or Acquisition were to acquire any shares of Common Stock;

(xxi) materially modify, amend or terminate any Material Contract or waive any of its material rights or Claims;

(xxii) (A) prepare any Return in a manner that is inconsistent with the past practices of the Corporation or any of its Subsidiaries, as the case may be, with respect to the treatment of items on such Returns, (B) incur any material liability for Taxes other than in the ordinary course of business or (C) enter into any settlement or closing agreement with a taxing authority that adversely affects or may adversely affect the Tax liability of the Surviving Corporation, the Corporation or any of their respective Subsidiaries, as the case may be, for any period;

(xxiii) fail to maintain, with financially responsible insurance companies, insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice; or

(xxiv) authorize, agree or announce an intention, in writing or otherwise, to take any of the foregoing actions.

Section 5.4  Registration Statement; Proxy Statement; Special Meeting.

(a) As promptly as practicable after the date hereof, the Corporation shall prepare and file with the Commission a proxy statement relating to the Special Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”), and the Parent shall prepare and file with the Commission a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”), in which the Proxy Statement shall be included, as a prospectus in connection with the registration under the Securities Act of the Units of the Liquidating Trust to be issued to the shareholders of the Corporation pursuant to the Merger. Each of the Parent and the Corporation will use all reasonable efforts to respond to any comments made by the SEC with respect to the Proxy Statement, and to cause the Registration Statement to become effective as promptly as practicable. Each of the Parent and the Corporation shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. As promptly as practicable after the Registration Statement shall have become effective, but not later than two (2) days thereafter, the Corporation shall mail the Proxy Statement to its shareholders. The Proxy Statement shall include a recommendation by the Special Committee and the Corporation’s board of directors that the Corporation’s shareholders approve this Agreement and the Merger.

(b) If at any time before the Effective Time, any event or circumstance relating to (i) the Parent or any of its Subsidiaries, or their respective officers or directors, is discovered by the Parent, or (ii) the Corporation or any of its Subsidiaries, which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the party hereto to which the event or circumstance relates shall promptly inform the other parties hereto. All documents that the Parent and the Corporation are responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder, the Exchange Act and the rules and regulations thereunder, and other applicable Laws, provided, that the neither the Parent nor the Corporation shall be responsible hereunder for the substance of statements or omissions included in the Registration Statement or Proxy Statement based upon information furnished in writing to such Person by the other Person specifically for use therein).

(c) Neither the Parent nor the Corporation shall amend or supplement, or permit an amendment or supplement, to the Proxy Statement or the Registration Statement without the approval of the other party (which approval shall not be unreasonably withheld, delayed or conditioned). The Parent and the Corporation each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, the suspension of the qualification of the Units of the Liquidating Trust issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the Commission for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the Commission for additional information and shall provide each other with all copies of correspondence with the Commission or any Governmental Authority relating thereto.

(d) For the avoidance of doubt, it is expressly understood and agreed that (i) the Parent, Acquisition and the Corporation shall cooperate with each other in connection with all aspects of the preparation, filing and clearance by the Commission of the Proxy Statement and Registration Statement (including the preliminary Proxy Statement and any and all amendments or supplements thereto), (ii) each of the Corporation and the Parent shall give the other party and its counsel the opportunity to review the Proxy Statement and Registration Statement prior to it being filed with the Commission and shall give the other party and its counsel the opportunity to review all amendments and supplements thereto and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the Commission and each of the Corporation, the Parent and Acquisition agrees to use its commercially reasonable efforts, after consultation with the other, to respond promptly to all such comments of and requests by the Commission, (iii) to the extent practicable, each of the Corporation, the Parent and Acquisition and their respective counsels shall permit the parties and their counsel to participate in all communications with the Commission and its staff (including, without limitation, all meetings and telephone conferences) relating to the Proxy Statement and Registration Statement, this Agreement or any of the transactions contemplated thereby (provided that in the event that such participation is not practicable, the party communicating with the Commission shall promptly inform the other parties and their counsel of the content of all such communications and the participants involved therein), and (iv) neither the Corporation, the Parent nor Acquisition shall file with, or send to, the Commission, the Registration Statement (including any preliminary Proxy Statement and any and all amendments or supplements thereto and any and all responses to requests for additional information and replies to comments relating thereto) without the prior approval of the other parties, which approval shall not be unreasonably withheld, conditioned or delayed.

(e) The Corporation, acting through its board of directors, shall (i) duly set a record date for, call and establish a date for, and give notice of, the Special Meeting (with the record date and meeting date each set for a date as soon as reasonably practicable and in consultation with the Parent), and (ii) convene and hold the Special Meeting as soon as reasonably practicable after the date on which the Registration Statement becomes effective. The Special Meeting shall be scheduled to be held approximately 30 days after the mailing of the Proxy Statement. The Corporation may adjourn or postpone the Special Meeting only if as of any time the Special Meeting is scheduled (as set forth in the Proxy Statement) there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business for which the Special Meeting was called. The Parent shall cause all shares of Common Stock owned by the Parent, Acquisition or their Affiliates to be voted in favor of adoption of this Agreement and approval of the Merger.

Section 5.5  Best Efforts to Satisfy Conditions Precedent.  Subject to the terms and conditions provided herein, each of the Corporation, the Parent and Acquisition shall, and the Corporation shall cause each of its Subsidiaries to, cooperate and use their best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including the delivery of by the Corporation of the Required Releases and the satisfaction of all of the other the respective conditions of each of the parties hereto set forth in Article VI, and to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including their commercially reasonable efforts to (a) obtain, prior to the Closing Date, all licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Corporation or its Subsidiaries as are necessary for consummation of the transactions contemplated by this Agreement and to fulfill the conditions precedent to the Merger and (b) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated hereby (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed), it being understood and agreed that the Corporation shall promptly notify the Parent of any litigation (including any shareholder litigation), other than where the Parent or Acquisition is the adverse party, against the Corporation and/or its directors relating to any of the transactions contemplated by this Agreement and the Corporation shall give the Parent the opportunity to participate in the defense or settlement of any such litigation (provided, that no settlement with respect to any such litigation shall be agreed to without the Parent’s prior consent, which shall not be unreasonably withheld).

Section 5.6  Notification of Certain Matters.  The Parent and the Corporation shall promptly notify each other of the occurrence or non-occurrence of any fact or event which has caused or could reasonably likely cause (a) any representation or warranty made by it (including, in the case of the Parent, Acquisition ) in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (b) any covenant, condition or agreement under this Agreement not to be complied with or satisfied by it (including, in the case of the Parent, Acquisition ) in any material respect; provided, however, that no such notification shall modify the representations and warranties of any party or the conditions to the obligations of any party hereunder. Each of the Corporation, the Parent and Acquisition shall give prompt notice to the other parties hereof of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

Section 5.7  Directors’ and Officers’ Insurance.

(a) The articles of incorporation and bylaws of the Surviving Corporation shall contain provisions providing for indemnification and exculpation from liability of directors and officers of the Surviving Corporation that are no less favorable to such directors and officers, taken as a whole, as the corresponding director and officer indemnification provisions set forth in the Corporation’s articles of incorporation, as amended through the date hereof, and bylaws as in effect on the date hereof, and such provisions shall not be amended, repealed or otherwise modified for a period of four (4) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors or officers of the Corporation, unless such modification is required by Law.

(b) The Surviving Corporation shall purchase a tail officers’ and directors’ liability insurance policy covering those Persons who are currently covered on the date of this Agreement by the Corporation’s directors’ and officers’ liability insurance policy (a copy of which has been heretofore delivered to the Parent) (the “Indemnified Parties”) that will cover, on substantially the same basis as the Corporation’s current liability policy, claims against the Indemnified Parties relating to events occurring on or before the Effective Time; provided the aggregate premium for such tail policy does not exceed 200% of the annual premium for the Corporation’s existing directors’ and officers’ liability insurance policy. If the aggregate premium of such tail liability policy does exceed 200% of the annual premium for the Corporation’s existing directors’ and officers’ liability insurance policy, the Surviving Corporation shall purchase a policy with the greatest coverage available for a cost not exceeding 200% of such annual premium.

(c) The Surviving Corporation and its successors shall indemnify all Indemnified Parties to the fullest extent permitted by the IBCL with respect to all acts and omissions arising out of such individuals’ services as officers, directors, employees or agents of the Corporation or any of its Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees of the Corporation or any of its Subsidiaries, occurring prior to the Effective Time, including the transactions contemplated by this Agreement. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved, in any capacity, in any Claim in connection with any matter, including the transactions contemplated by this Agreement, occurring prior to and including the Effective Time, the Surviving Corporation, from and after the Effective Time, shall pay, as incurred, such Indemnified Party’s reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. Subject to Section 5.7(d) below, the Surviving Corporation shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnified Party in enforcing this Section 5.7 or any action involving an Indemnified Party resulting from the transactions contemplated by this Agreement.

(d) Any Indemnified Party wishing to claim indemnification under paragraph (a) or (c) of this Section 5.7, upon learning of any such Claim, shall promptly notify the Surviving Corporation thereof. In the event of any such Claim (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right, from and after the Effective Time, to assume the defense thereof, and the Surviving Corporation shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, (ii) such Indemnified Party shall cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; provided that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by the IBCL or other applicable Law. The Indemnified Parties shall be third party beneficiaries of, and entitled to seek enforcement of, this Section 5.7.

Section 5.8  Public Announcements.  The Parent and the Corporation shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that the Corporation and the Parent may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law if it has used all commercially reasonable efforts to consult with the other party and to obtain such party’s consent, but has been unable to do so in a timely manner.

Section 5.9  Subsequent Filings.  Until the Effective Time, the Corporation shall timely file with the Commission each Commission Filing required to be filed by the Corporation after the date hereof (each such filing a “Subsequent Filing”) and promptly deliver to Acquisition and the Parent copies of each such Subsequent Filing filed with the Commission. As of their respective dates, each of the Subsequent Filings shall (a) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) comply in all material respects with all applicable requirements of the federal securities Laws and the Commission rules and regulations promulgated thereunder. Each of the audited consolidated financial statements and unaudited interim financial statements (including, in each case, any related notes and schedules) contained or to be contained in any Subsequent Filing shall (a) be prepared from, and be in accordance with, the books and records of the Corporation and its consolidated Subsidiaries, (b) comply in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, (c) be prepared in accordance with GAAP (except as may be indicated in the notes thereto) and (d) fairly present the consolidated financial position and consolidated results of operations and cash flows of the Corporation and its consolidated Subsidiaries at the dates and for the periods covered thereby.

Section 5.10  Material Consents and Waivers.  The Corporation shall obtain or file (and furnish to the Parent evidence thereof) any and all material authorizations, approvals, consents or orders of, or declarations or filings with, any Governmental Authority or other third party that are required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, and all such authorizations, approvals, consents and orders shall not expire or be withdrawn prior to the Effective Time.

Section 5.11  Financing Cooperation.  The Corporation agrees to provide, and shall cause its Subsidiaries and each of their respective officers, employees and advisers to provide, upon the reasonable request of the Parent, all cooperation reasonably necessary in connection with the arrangement of any financing to be consummated at or after the Closing on behalf of the Surviving Corporation, including participation in meetings, due diligence sessions, preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents or other definitive financing documents or requested certificates or documents, including a certificate of the chief financial officer of the Corporation with respect to solvency matters, comfort letters of accountants, legal opinions and such other documents as are customary for similar financing transactions that are reasonably requested by the Parent.

Section 5.12  Shareholders Representative.

(a) Appointment of Shareholders Representative. For purposes of (i) negotiating and settling, on behalf of the Corporation’s shareholders, any dispute that arises under this Agreement after the Effective Time, (ii) accepting delivery of notices hereunder to the former Corporation stockholders after the Effective Time, (iii) negotiating and settling matters with respect to the amounts to be paid to the holders of Units of the Liquidating Trust pursuant to the Liquidating Trust Agreement, if any, the Shareholders Representative is hereby appointed, authorized and empowered to be the exclusive representative, agent and attorney-in-fact of the Corporation shareholders and holders of Units of the Liquidating Trust, with full power of substitution, to make all decisions and determinations and to act (or not act) and execute, deliver and receive all agreements, documents, instruments and consents on behalf of and as agent for such Corporation shareholders or holders of Units of the Liquidating Trust at any time in connection with, and that may be necessary or appropriate to accomplish the intent and implement the provisions of this Agreement and the Liquidating Trust Agreement, and to facilitate the consummation of the transactions contemplated hereby and thereby. By executing this Agreement, the Shareholders Representative accepts such appointment, authority and power. Without limiting the generality of the foregoing, the Shareholders Representative shall have the power to take any of the following actions on behalf of the Corporation’s former shareholders: to give and receive notices, communications and consents under this Agreement and the Liquidating Trust Agreement on behalf of the Corporation’s former shareholders and holders of Units of the Liquidating Trust; to negotiate, enter into settlements and compromises of, resolve and comply with orders of courts and other third-party intermediaries with respect to any disputes arising under this Agreement or the Liquidating Trust Agreement; and to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Shareholders Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the activities described in this Section 5.12.

(b) Authority. The appointment of the Shareholders Representative by each shareholder and holder of Units of the Liquidating Trust and the Corporation shareholders’ collective adoption of this Agreement is coupled with an interest and may not be revoked in whole or in part (including, without limitation, upon the death or incapacity of any shareholder). Such appointment shall be binding upon the heirs, executors, administrators, estates, personal representatives, officers, directors, security holders, successors and assigns of each shareholder. All decisions of the Shareholders Representative shall be final and binding on all of the shareholders and holders of Units of the Liquidating Trust, and no shareholder or holder of Units of the Liquidating Trust, shall have the right to object, dissent, protest or otherwise contest the same. The Parent shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Shareholders Representative and any document executed by the Shareholders Representative on behalf of any shareholder (other than the Parent) or holder of Units of the Liquidating Trust and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon by the Parent absent willful misconduct by the Parent. The Shareholders Representative shall not be responsible for any loss suffered by, or liability of any kind to, the shareholders or holders of Units of the Liquidating Trust arising out of any act done or omitted by the Shareholders Representative in connection with the acceptance or administration of the Shareholders Representative’s duties hereunder, unless such act or omission involves gross negligence or willful misconduct.

(c) Successor Shareholders Representative. In the event that the Shareholders Representative dies, becomes unable to perform his or her responsibilities hereunder or resigns from such position, Mr. William P. Johnson shall fill such vacancy and such substituted representative shall be deemed to be the Shareholders Representative for all purposes of this Agreement and the Liquidating Trust Agreement. If Mr. Johnson or Mr. Lavers is unable to serve for any reason, either Mr. Lavers or Mr. Johnson may appoint a successor Shareholders Representative. The alternate Shareholders Representative shall notify the Parent, the Surviving

Corporation and any other appropriate Person in writing of the substitution and provide appropriate contact information for purposes of this Agreement and the Liquidating Trust Agreement.

(d) Termination of Duties and Obligations. Subject to the following sentence, the Shareholders Representative’s duties and obligations under this Section 5.12 shall survive the Effective Time indefinitely. After the Liquidating Trust Termination Date, the Shareholders Representative shall be relieved of any and all duties and obligations under this Agreement and the Liquidating Trust Agreement.

Section 5.13  Sale of Specialty Vehicle Business.

(a) Appointment of Sale Committee. Not later than five (5) days prior to the Effective Time, the Special Committee of the Board of Directors of the Corporation shall appoint a special committee (the “Sale Committee”) for the sole purpose of conducting and negotiating a Sale of the Specialty Vehicle Business subject to the terms and conditions hereof. The Sale Committee shall be comprised of three (3) directors of the Corporation, one (1) of which shall be chosen by Parent and two (2) of which shall be chosen by the Special Committee so long as such directors are not employees, stockholders, or agents of, or otherwise affiliated with, the Parent or any of its Affiliates. The Sale Committee may act only as a committee and no individual member may bind the Surviving Corporation. A majority of the members (which shall include the Parent designee) of the Sale Committee shall be present in person or by means of a conference telephone or similar communications equipment that allows all persons participating in the meeting to hear each other at the same time at any meeting of the Sale Committee in order to constitute a quorum for the transaction of business at such meeting. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the Sale Committee. Any action that may be taken at a meeting may be taken by written consent signed by all of the members of the Sale Committee.

(b) Sale Procedures.

(i) Subject to the terms and conditions hereof, the Surviving Corporation shall use its commercially reasonable efforts to assist the Sale Committee in selling the Specialty Vehicle Business prior to the Outside Sale Date. Not later than thirty (30) days after the Effective Time, the Sale Committee, in consultation with the Parent, shall engage an investment bank on behalf of the Surviving Corporation to commence a Sale of the Specialty Vehicles Business. Prior to the Outside Sale Date and subject to Section 5.13(b)(ii), the Sale Committee shall have the exclusive power and authority to negotiate the terms and conditions of the Sale of the Specialty Vehicle Business in consultation with the Parent. If either (A) the Surviving Corporation has not entered into a bona fide binding letter of intent with a thirty party for a Sale of the Specialty Vehicles Business prior to the Outside Sale Date, subject to the terms and conditions set forth in Section 5.13(b)(ii), or (B) the Surviving Corporation has entered into such a bona fide letter of intent but fails to consummate such Sale of the Specialty Vehicle Business on such terms prior to the ninetieth (90th) day after the Outside Sale Date, then the Surviving Corporation shall no longer have an obligation to attempt to effect or effect a Sale of the Specialty Vehicle Business. Subject to the immediately preceding sentence, if for any reason a Sale of the Specialty Vehicle Business is consummated after the Outside Sale Date, the Surviving Corporation shall be entitled to retain all proceeds therefrom.

(ii) The Surviving Corporation may, but shall not be required to, sell the Specialty Vehicle Business if (A) the Net Sale Proceeds from the Sale of Specialty Vehicle Business available to the Surviving Corporation immediately upon the closing of such sale would be less than Twelve Million Dollars ($12,000,000), (B) such sale would require the Parent, the Surviving Corporation or either of their Subsidiaries to indemnify the purchaser thereof (provided that the Sale Committee may agree to provide indemnification from the Excess Sale Proceeds), (C) such sale fails to close within ninety (90) days of the Outside Sale Date as set forth in Section 5.13(b)(i)(B), or (D) such sale is prohibited by applicable Law.

(c) Payment of Excess Sale Proceeds to Liquidating Trust. Subject to Section 5.13, if the Surviving Corporation consummates a Sale of the Specialty Vehicles Business prior to the Outside Sale Date, the Surviving Corporation shall deliver the Excess Sale Proceeds, if any, to the Liquidating Trust within five (5) days after the consummation of such sale; provided that the Surviving Corporation shall not be required to pay over any portion of the Excess Sale Proceeds until such portion is actually received by the Surviving Corporation. If any Excess Sale Proceeds received by the Surviving Corporation are in a form other than cash, the Surviving Corporation shall have the right to pay to the Liquidating Trust an amount equal to the fair value of the property received by the Surviving Corporation, as determined by the Surviving Corporation in good faith and in consultation with the Sale Committee.

Section 5.14  Dissenter’s Rights.  During the period commencing on the date hereof and ending upon the Effective Time, the Parent shall not, and shall cause its Affiliates not to, directly or indirectly take any action that would reasonably be expected to prevent the holders of the Common stock to exercise their dissenter’s rights to demand appraisal of their shares of Common Stock in connection with the Merger.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1  Conditions Precedent to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction or waiver (to the extent permissible by applicable Law) on or prior to the Effective Time of each of the following conditions:

(a) Injunction. No temporary restraining order, preliminary or permanent injunction or other order shall have been issued by any federal, state or foreign court or by any federal, state or foreign Governmental Authority, and no other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, that, the right to assert this condition shall not be available to any party whose material failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in the failure of this condition to be satisfied.

(b) Illegality. There shall have been no action taken, or Law promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any Governmental Authority, that directly or indirectly prohibits or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement.

(c) Registration Statement. The Registration Statement shall have become effective pursuant to the Securities Act.

(d) Liquidating Trust Agreement. The Parent and the Stockholders Representative shall have executed and delivered the Liquidating Trust Agreement.

Section 6.2  Condition Precedent to the Corporation’s Obligation to Effect the Merger.  In addition to the conditions precedent set forth in Section 6.1, the obligation of the Corporation to effect the Merger shall be subject to the satisfaction or waiver (to the extent permissible by applicable Law) on or prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. The Corporation’s shareholders shall have approved this Agreement and the Merger pursuant to Section 23-1-40-3 of the IBCL.

(b) Representations, Warranties and Covenants of the Purchaser and Acquisition. The representations and warranties of the Parent and Acquisition set forth in this Agreement (i) that are not modified by materiality qualifiers or Material Adverse Effect shall be true and correct in all material respects, and (ii) that are modified by materiality qualifiers or Material Adverse Effect shall be true and correct, in each case, as of the date hereof and the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall speak as to such earlier date). There shall not be any material breach by the Parent or Acquisition of any of their respective covenants or agreements contained in this Agreement, which either is not reasonably capable of being cured or, if reasonably capable of being cured, has not been cured by the date that is ten (10) days after the giving of written notice to the Parent of such breach.

(c) Closing Certificate. The Parent shall have delivered a certificate in the form of Exhibit 6.2 hereto certifying that the conditions in Sections 6.1 and 6.2 have been satisfied.

Section 6.3  Conditions Precedent to the Parent’s and Acquisition’s Obligations to Effect the Merger.  In addition to the conditions precedent set forth in Section 6.1, the obligations of the Parent and Acquisition to effect the Merger shall be subject to the satisfaction or waiver (to the extent permissible by applicable Law) on or prior to the Effective Time of each of the following conditions:

(a) Employment Related Agreements. The senior executives of the Corporation and it Subsidiaries shall have entered agreements relating to such executives’ employment with the Corporation or its Subsidiaries that supersede and replace their existing employment related agreements on terms and conditions that are satisfactory to the Parent and Acquisition.

(b) Required Consents. The Corporation shall have delivered to the Parent all consents, approvals, orders, Permits and other authorizations required by all applicable Laws and any contracts or agreements to which the Corporation or any of its Subsidiaries is a party or which is binding on any of their properties or assets, with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby, the financing and consummation of the transactions contemplated hereby and the conduct of the business of the Corporation and its Subsidiaries in the same manner immediately after the Closing as immediately before the Closing.

(c) Proxy Statement. (i) The Corporation shall have delivered the Proxy Statement to each holder of Common Stock in compliance with its obligations pursuant to Section 5.4 and all applicable securities Laws and (ii) a period of not fewer than twenty (20) days shall have elapsed since the making of such delivery.

(d) Representations, Warranties and Covenants of the Corporation. The representations and warranties of the Corporation set forth in this Agreement (i) that are not modified by materiality qualifiers or Material Adverse Effect shall be true and correct in all material respects, and (ii) that are modified by materiality qualifiers or Material Adverse Effect shall be true and correct, in each case, as of the date hereof and the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall speak as to such earlier date). There shall not be any material breach by the Corporation of any of its covenants or agreements contained in this Agreement, which either is not reasonably capable of being cured, or if reasonably capable of being cured, has not been cured by the date that is ten (10) days after the giving of written notice to the Corporation of such breach.

(e) Closing Certificate. The Corporation shall have delivered a certificate in the form of Exhibit 6.3 hereto certifying that the conditions in Section 6.1 and 6.3 have been satisfied.

ARTICLE VII

TERMINATION AND ABANDONMENT

Section 7.1  Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time:

(a) by mutual consent of the Corporation, on the one hand, and of the Parent and Acquisition, on the other hand;

(b) by either the Parent and Acquisition, on the one hand, or the Corporation, on the other hand, if (i) any court of competent jurisdiction or any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restricting, enjoining, restraining or otherwise prohibiting the acceptance of payment for the shares of Common Stock pursuant to Article II, and such order, decree or ruling or other action shall have become final and nonappealable, (ii) there shall have been an action taken, or Law promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any Governmental Authority, that directly or indirectly prohibits or makes illegal the consummation of the Merger or (iii) all of the conditions precedent to the consummation of the Merger set forth in Section 6.1 have not been satisfied on or prior to March 31, 2011; provided, that, the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose material failure to fulfill any obligation under this Agreement has been a principal cause of any of (i) through (iii) above;

(c) by the Corporation if the conditions precedent to the consummation of the Merger set forth in Section 6.2 shall not have been satisfied or waived by the Corporation on or prior to March 31, 2011; provided, that, the Corporation’s right to terminate this Agreement under this Section 7.1(c) shall not be available to the Corporation if it is in material breach of this Agreement at such time; and

(d) by the Parent if the conditions precedent to the consummation of the Merger set forth in Section 6.3 shall not have been satisfied or waived by the Parent on or prior to March 31, 2011; provided, that, the Parent’s right to terminate this Agreement under this Section 7.1(d) shall not be available to the Parent if it is in material breach of this Agreement at such time.

The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of such terminating party, any Person controlling such terminating party or any of their respective Affiliates, officers or directors, whether prior to or after the execution of this Agreement.

Section 7.2  Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 7.1 by the Parent or Acquisition, on the one hand, or the Corporation, on the other hand, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, and there shall be no further obligation liability hereunder on the part of the Parent, Acquisition or the Corporation, except that Section 5.2, this Section 7.2 and Article VIII shall survive any termination of this Agreement, and each of the parties to this Agreement shall remain liable for any breach of this Agreement occurring prior to the effective date of such termination.

ARTICLE VIII

MISCELLANEOUS

Section 8.1  Fees and Expenses.  All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 8.2  Representations and Warranties.  The respective representations and warranties of the Corporation, on the one hand, and each of the Parent and Acquisition, on the other hand, contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party. Each and every such representation and warranty shall expire with, and be terminated and extinguished by, the Closing, and thereafter none of the Corporation, the Parent or Acquisition shall have any liability whatsoever with respect to any such representation or warranty.

Section 8.3  Extension; Waiver.  At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant hereto by any other party or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.4  Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, by certified or registered mail with postage prepaid, by next day delivery, or sent by facsimile (upon confirmation of receipt), as follows:

(a) if to the Corporation:

All American Group, Inc.
2831 Dexter Drive
Elkhart, IN 46515
Attention: Chief Executive Officer, General Counsel
Facsimile: (574) 266-2559

(b) if to either the Parent or Acquisition:

H.I.G. All American Holdings, Inc.
c/o H.I.G. Capital, LLC
1001 Brickell Bay Drive, 27th Floor
Miami, Florida, 33131
Attention: Matthew Sanford
Facsimile: (305) 379-3655

with a copy (which shall not constitute notice) to:

White & Case LLP
200 S. Biscayne Boulevard, Suite 4900
Miami, Florida 33131
Attention: Jorge L. Freeland, Esq.
Facsimile: (305) 358-5744

or to such other Person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless if mailed, in which case on the third (3rd) Business Day after the mailing thereof, except for a notice of a change of address, which shall be effective only upon receipt thereof.

Section 8.5  Entire Agreement.  This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto.

Section 8.6  Binding Effect; Benefit; Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and, with respect to the provisions of Section 5.7, shall inure to the benefit of the Persons or entities benefiting from the provisions thereof who are intended to be third-party beneficiaries thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of each of the other parties, except that Acquisition may assign and transfer its right and obligations hereunder to any of its Affiliates. Except as provided in the first sentence of this Section 8.6, nothing in this Agreement, expressed or implied, is intended to confer on any Person (including any current or former employees of the Corporation), other than the parties hereto, any rights or remedies.

Section 8.7  Amendment and Modification.  Subject to applicable Law, this Agreement may be amended, modified and supplemented in writing by the parties hereto in any and all respects before the Effective Time by action authorized by the respective boards of directors of the Parent, Acquisition and the Corporation or, in the case of the Parent or Acquisition, by the respective officers authorized by their respective board of directors.

Section 8.8  Time Is of the Essence.  With regard to the dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 8.9  Headings.  The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.10  Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

Section 8.11  APPLICABLE LAW.  THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF INDIANA, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF. THE STATE OR FEDERAL COURTS LOCATED WITHIN THE STATE OF INDIANA SHALL HAVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY, AND THE PARTIES

CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 8.4, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

Section 8.12  Severability.  If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein.

Section 8.13  Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 8.14  Specific Enforcement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 8.15  Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereby.

* * * * *

IN WITNESS WHEREOF, each of the Parent, Acquisition and the Corporation have caused this Agreement and Plan of Merger to be executed by their respective officers thereunto duly authorized, all as of the date first above written.

ALL AMERICAN GROUP HOLDINGS, LLC

By	/s/ Fabian de Armas
Name:     Fabian de Armas

Title: Manager

ALL AMERICAN ACQUISITION CORPORATION

By	/s/ Fabian de Armas
Name:     Fabian de Armas

Title: Vice President

ALL AMERICAN GROUP, INC.

By	/s/ Richard Lavers
Name:     Richard M. Lavers

Title: President and CEO

Richard M. Lavers, solely in his capacity as
Shareholders Representative

/s/  Richard Lavers